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                                                                     Exhibit 3.1


                                      FORM OF

                                NORWEST CORPORATION

                             CERTIFICATE OF AMENDMENT

                                         OF

                            CERTIFICATE OF INCORPORATION

                                  -----------------

                          Pursuant to Section 242 of the
                  General Corporation Law of the State of Delaware

                                  -----------------

        We, Stanley S. Stroup, Executive Vice President, and Laurel A. Holschuh, Secretary of Norwest Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), do hereby certify:

        FIRST: That at a meeting of the Board of Directors of the Corporation duly held on _____________, 1998 resolutions were adopted proposing an amendment, as hereinafter set forth, of the Restated Certificate of Incorporation of the Corporation, declaring the advisability of such amendment, and directing that the amendment be presented for the consideration of the stockholders of the Corporation at a special meeting of such stockholders.

        SECOND: That at the special meeting of all such stockholders entitled to vote on the amendment hereinafter set forth, held on _________ ___, 1998, and called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding shares of common stock of the Corporation voted in favor of such amendment, as hereinafter set forth, to the Restated Certificate of Incorporation of the Corporation.

        THIRD: That there has been duly adopted, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, an amendment of the Restated Certificate of Incorporation of the Corporation, as follows:

      1. The first sentence of Article FOURTH shall be amended to state in its entirety:

          FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Four Billion Twenty-Four Million (4,024,000,000), consisting of Twenty Million (20,000,000) shares of Preferred Stock without par value, Four Million (4,000,000) shares of Preference Stock without par value, and Four Billion (4,000,000,000) shares of Common Stock of the par value of $1-2/3 per share.

      2. The first sentence of Section 1 of Article FOURTH shall be amended to state in its entirety:

          1. The Preferred Stock may be issued at any time or from time to time in any amount, provided not more than 20,000,000 shares thereof shall be outstanding at any one time, as Preferred Stock of one or more series, as hereinafter provided.

          IN WITNESS WHEREOF, NORWEST CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Stanley S. Stroup, its Executive Vice President, and attested by Laurel A. Holschuh, its
Secretary, this    day of             , 1998.


                                         NORWEST CORPORATION

(Corporate Seal)


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                                         By: __________________________
                                             Executive Vice President

ATTEST:

Secretary___________________________